                                                                    EXHIBIT 12.1

                            QUAKER STATE CORPORATION

         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                      SIX MONTHS
                                            YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                -----------------------------------------------   -------------------
                                 1994      1993      1992      1991      1990      1995        1994
                                -------   -------   -------   -------   -------   -------     -------
Interest expense..............  $ 5,115   $ 5,721   $ 4,785   $ 4,567   $ 5,172   $ 3,118     $ 2,403
Amortization of debt costs....       44        44         9        --        --        22          22
Interest Factor of rental
  expense(1)..................    6,974     6,908     6,704     6,318     5,915     4,047       3,406
                                -------   -------   -------   -------   -------   -------     -------
Total fixed charges...........  $12,133   $12,673   $11,498   $10,885   $11,087   $ 7,187     $ 5,831
                                =======   =======   =======   =======   =======   =======     =======
Income from continuing
  operations before income
  taxes.......................  $15,668   $ 9,525   $   901   $17,892   $20,685   $  (495)    $ 8,353
Fixed charges.................   12,133    12,673    11,498    10,885    11,087     7,187       5,831
                                -------   -------   -------   -------   -------   -------     -------
Total earnings................  $27,801   $22,198   $12,399   $28,777   $31,772   $ 6,692     $14,184
                                =======   =======   =======   =======   =======   =======     =======
Ratio of earnings to fixed
  charges.....................      2.3       1.8       1.1       2.6       2.9       0.9(2)      2.4
                                =======   =======   =======   =======   =======   =======     =======

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(1) Interest factor of rental expense computed based on (a) average interest factor from a sample of leases for operations representing in excess of 50% of rentals from continuing operations, and (b) one-third factor of rentals for other operations.

(2) Ratio is less than one due to earnings deficiency of $495 which is a result of $15,800 restructuring charge recorded in the second quarter of 1995.